Exhibit 99.1
BigBand Networks Announces New Member of Board of Directors
REDWOOD CITY, Calif., — October 30, 2009 — BigBand Networks, Inc. (Nasdaq: BBND), a leading innovator in digital video networking, today announced that technology veteran Dennis Wolf joined its Board of Directors on October 28, 2009. Mr. Wolf will also be a member of the company’s Audit Committee.
Dennis Wolf is an accomplished Silicon Valley executive, having led several public and private companies at the CFO, COO and co-CEO levels. He brings over 30 years of experience managing finance and operations for high-growth technology companies. Most recently, Mr. Wolf served as executive vice-president and CFO at MySQL, Inc. During that time, Mr. Wolf was instrumental in MySQL’s growth strategy and ultimate sale of MySQL to Sun Microsystems for $1 billion. Mr. Wolf has also served in various executive positions at several public companies including Centigram Communications, Credence Systems, Omnicell, and Redback Networks. He has also served in financial management roles at Apple and Sun Microsystems.
Mr. Wolf currently serves on the Board of Directors of Codexis and Quantum Communication. He has also been a board member and chairman of the audit committee for several companies including Avanex, Komag, Vitria, as well as others.
Mr. Wolf earned a Bachelor of Arts degree from the University of Colorado and an M.B.A. from the University of Denver.
“We welcome Dennis to our Board of Directors at BigBand. His strong financial and operational experience and leadership in the technology industry will provide invaluable perspective to our business and strategic focus in digital video networking,” said Amir Bassan-Eskenazi, President and Chief Executive Officer of BigBand Networks. “This is an exciting time of technology innovation and change, and the addition of Dennis will contribute to our ability to rapidly respond to the market as we position for long-term success.”
About BigBand Networks
BigBand Networks, Inc. (NASDAQ: BBND) provides broadband service providers with innovative network solutions designed to make it easier to move, manage and monetize video. These solutions are based on BigBand’s video-networking platforms that are built to enable efficient and reliable delivery across a wide range of services, including digital TV, high definition TV, advanced advertising, video-on-demand and interactive TV. BigBand Networks’ customers include more than 200 service providers — including seven of the ten largest service providers in the U.S. — and leading cable and telco service providers in North America, Asia, Europe and Latin America. BigBand Networks is based in Redwood City, Calif., with offices worldwide. For additional information about the company, please call +1.650.995.5000, email info@bigbandnet.com or visit www.bigbandnet.com.
BigBand Networks’ brand and product names are service marks, trademarks or registered trademarks of BigBand Networks, Inc. in the United States and other countries. All other marks are the property of their respective owners.

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